EXHIBIT 3.15

REGULATIONS

OF

SSP BevCo II LLC

Dated as of November 21, 2005

i

TABLE OF CONTENTS

(continued)

ii

Exhibit 3.15

REGULATIONS

OF

SSP BevCo II LLC

Texas Limited Liability Company

These Regulations of SSP BevCo II LLC (these “Regulations”), dated as of November 21, 2005, are adopted and entered into by SSP BevCo II LLC, a Texas limited liability company formed and existing pursuant to its Articles of Organization (the “Company”), and SSP Partners, a Texas General Partnership, as the sole Member of the Company.

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in these Regulations, the following terms have the following meanings:

“Act” means the Texas Limited Liability Company Act and any successor statute, as amended from time to time.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Articles” has the meaning given that term in Section 2.1.

“Capital Contribution” means any contribution by a Member to the capital of the Company.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” means SSP BevCo II LLC, a Texas limited liability company.

“Member” means the Person executing these Regulations as of the date of these Regulations as a member or any Person hereafter admitted to the Company as a member, but does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means the interest of the Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

“Person” means an individual or a corporation, limited liability company, partnership, trust, estate, unincorporated organization, association, or other entity.

Other terms defined herein have the meanings so given them.

1.2 Construction. Whenever the context requires, the gender of all words used in these Regulations includes the masculine, feminine, and neuter. Unless the context makes clear to the contrary, all references to an Article or a Section refer to articles and sections of these Regulations, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company has been organized as a Texas limited liability company by the filing of Articles of Organization (the “Articles”) under and pursuant to the Act.

2.2 Name. The name of the Company is “SSP BevCo II LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

2.3 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Texas shall be the office of the initial registered agent named in the Articles or such other office as the Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Texas shall be the initial registered agent named in the Articles or such other Person as the Managers may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Managers may designate from time to time, which need not be in the State of Texas, and the Company shall maintain records there as required by Article 2.22 of the Act and shall keep the street address of such principal office at the registered office of the Company in the State of Texas. The Company may have such other offices as the Managers may designate from time to time.

2.4 Purposes. The purpose of the Company is to transact any and all lawful business for which limited liability companies may be organized under the Act, and to do all things necessary or incidental thereto to the fullest extent permitted by law.

2.5 Regulations. It is the express intention of the parties hereto that these Regulations shall be the sole source of agreement between the Member and the Company and the sole source of regulations governing the conduct of the Company.

2.6 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Texas, the Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Managers shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with these Regulations that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business or cease to conduct business.

2.7 Assumed Names. The Managers of the Company are authorized and empowered to appoint and substitute all necessary agents or attorneys for the service of process, to designate and change the location of registered offices for the Company, to prepare and file with the proper authorities all necessary certificates, reports, powers of attorney, and other such instruments as may be required by the laws of such state, territory, dependency, or country to authorize the Company to transact business therein and, whenever it is expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment, or surrender of authority as may be necessary to terminate the authority of the Company to do business in any such state, territory, dependency, or country, and to execute such general corporate resolution forms as may be required to effect any of the foregoing.

2.8 Term. The Company will commence on the date of filing of the Articles with the Secretary of State of Texas and shall continue in existence until dissolved in accordance with Article X hereof.

2.9 Mergers and Exchanges. The Company may be a party to a merger, consolidation, conversion, or other reorganization as permitted by the Act.

ARTICLE III

MEMBERSHIP

3.1 Member. The sole Member of the Company is SSP Partners, a Texas General Partnership, which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of these Regulations (or, if later, upon filing of the Articles).

3.2 Liability to Third Parties. No Member shall be liable for the debts, obligations, or liabilities of the Company (whether arising in contract, tort, or otherwise), including under a judgment, decree, or order of a court or arbitrator. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the powers of any Member or Manager under these Regulations or the Act shall not be grounds for imposing personal liability on the Member for the debts, obligations, or liabilities of the Company.

3.3 Reliance. The Member and the Managers shall be entitled to rely on the provisions of these Regulations, and the Member and the Managers shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of these Regulations. The Member, the Managers, and the Company hereby agree that the duties and obligations imposed on the Member and the Managers as such shall be those set forth in these Regulations, which are intended to govern the relationship between the Company and the Member and the Managers, notwithstanding any provision of the Act or common law to the contrary.

ARTICLE IV

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

4.1 Initial Contribution. The Member shall make an initial Capital Contribution. No interest shall accrue on any contribution and the Member shall not have the right to withdraw or be repaid any contribution except as provided in these Regulations.

4.2 Subsequent Contributions. Additional Capital Contributions may be made by the Member at its discretion.

4.3 Distributions. The Company may make distributions as determined by the Member from time to time in its discretion. No distribution shall be made unless, after the distribution, the fair value of the assets of the Company (except property that is subject to a liability for which recourse of creditors is limited shall be included only to the extent that the fair value of that property exceeds that liability) exceeds the liabilities of the Company (other than liabilities to the Member with respect to its Membership Interest and liabilities for which the recourse of creditors is limited to specific property of the Company).

ARTICLE V

MANAGEMENT BY MANAGERS

5.1 Management by Managers.

(a) Except for situations in which the approval of the Member is required by the Articles of Organization, these Regulations, or by nonwaivable provisions of applicable law, and subject to the provisions of Section 5.1(b); (1) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers; and (2) the Managers may make all decisions and take all actions for the Company not otherwise provided for in these Regulations, including, without limitation, the following:

(i) entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(ii) opening and maintaining financial institution and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(iii) maintaining or causing to be maintained the assets of the Company;

(iv) collecting sums due the Company;

(v) to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

(vi) acquiring, utilizing for Company purposes, and disposing of any asset of the Company;

(vii) borrowing money or otherwise committing the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

(viii) selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(ix) obtaining insurance for the Company;

(x) instituting, prosecuting, defending and settling any legal, arbitration or administrative actions or proceedings on behalf of or against the Company; and

(xi) obtaining and maintaining alcoholic beverage and related permits; and

(xii) establishing a seal for the Company.

(b) Notwithstanding the provisions of Section 5.1(a), the Managers may not cause the Company to do any of the following without complying with any applicable requirements of the Act:

(i) be a party to a merger or an exchange or acquisition of the type described in Part Ten of the Act;

(ii) amend or restate the Articles; and

(iii) any other action which the Member by written action restricts the Managers from taking.

5.2 Actions by Managers.

(a) Whenever in these Regulations a reference is made to the Managers, such reference shall include a sole Manager, who shall have all the authority of the Managers set forth herein. Any Manager maybe a natural or juridical Person.

(b) In managing the business and affairs of the Company and exercising its powers, the Managers (if there be more than one) shall act collectively through meetings and written consents pursuant to Sections 5.5 and 5.7.

(c) Any Person dealing with the Company, other than a Member, may rely on the authority of any Manager in taking any action in the name of the Company without inquiry into the provisions of these Regulations or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of these Regulations.

5.3 Number and Term of Office. The number of Managers of the Company shall be determined from time to time by action of the Member. If the Member makes no such determination, the number of Managers shall be the number set forth in the Articles as the number of Managers constituting the initial Managers. Each Manager shall hold office for the term for which he or it is elected and thereafter until the Manager’s successor shall have been elected and qualified, or until his (or its) earlier death (or dissolution), resignation or removal. Unless otherwise provided in the Articles, Managers need not be Members or residents of the State of Texas.

5.4 Vacancies; Removal; Resignation. Subject to other provisions of this Section, any vacancy occurring in the Managers may be filled by the Member. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any Manager position to be filled by reason of an increase in the number of Managers shall be filled by the Member. The Member may, at any time and with or without cause, terminate the term of office of all or any of the Managers. Such removal shall be effective immediately upon Member action even if successors are not elected simultaneously. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

5.5 Meetings.

(a) Unless otherwise required by law or provided in the Articles or these Regulations, a majority of the total number of Managers fixed by, or in the manner provided in, the Articles or these Regulations shall constitute a quorum for the transaction of business of the Managers (if there be more than one then serving), and the act of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers. A Manager who is present at a meeting of the Managers at which action on any Company matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(b) Meetings of the Managers (if there be more than one then serving) may be held at such place or places as shall be determined from time to time by resolution of the Managers. At all meetings of the Managers, business shall be transacted in such order as shall from time to time be determined by resolution of the Managers. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Regular meetings of the Managers (if there be more than one then serving) shall be held at such times and places as shall be designated from time to time by resolution of the Managers. Notice of such regular meetings shall not be required.

(d) Special meetings of the Managers (if there be more than one then serving) may be called by any Manager or by the Member on at least twenty-four (24) hours notice to each other Manager. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for by the Articles or these Regulations.

5.6 Approval or Ratification of Acts or Contracts by Member. The Managers in their discretion may submit any act or contract for approval or ratification by the Member. Failure of the Managers for any reason (or for no reason) to submit any act or contract to the Member for approval or ratification shall not in any way act to, or be deemed to, make such act or contract void or voidable.

5.7 Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Articles or these Regulations to be taken at a meeting of the Managers (if there be more than one then serving) may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Texas, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Managers. Subject to the requirements of the Act, the Articles or these Regulations for notice of meetings, unless otherwise restricted by the Articles, Managers may participate in and hold a meeting of the Managers by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.8 Conflicts of Interest. Subject to the other express provisions of these Regulations, the Member and any Manager at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently, or with others, including ones in competition with the Company, with no obligation, to offer to the Company or any Member, the right to participate therein. Nothing in the preceding sentence shall in any way eliminate or reduce any obligation of any Person to hold any information or trade secret confidential. The Company may transact business with any Manager, Member, or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

5.9 Reimbursement. The Member and Managers of the Company shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder.

5.10 Duties of Member and Managers. The Member and the Managers shall not be liable to the Company for any act or omission in their respective capacities as Member or as Manager of the Company, even if the act or omission furthers the Member’s or Manager’s own interest. In discharging his or its duties, each of the Member and the Managers shall be fully protected in relying in good faith upon the records required to be maintained under Article 2.22 of the Act and upon such information, opinions, reports, or statements by any of its agents, or by any other Person as to matters the Member or Manager reasonably believes are within such other Person’s professional or expert competence and who or which has been selected with reasonable care by or on behalf of the Company, including (without limitation) information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might be properly paid. Any repeal or amendment of this Section, or adoption of any other provision of the Articles or these Regulations inconsistent with this Section shall be prospective only and shall not adversely affect any limitation on the liability to the Company of the Member or Managers existing at the time of such repeal, amendment, or adoption of an inconsistent provision.

ARTICLE VI

INDEMNIFICATION

6.1 Right to Indemnification. The Company shall indemnify each Member and Manager against any and all liability and reasonable expense that may be incurred by it or him in connection with or resulting from (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (collectively, a “Proceeding”), (b) an appeal in such a Proceeding, or (c) any inquiry or investigation that could lead to such a Proceeding, all to the full extent permitted by applicable law. Upon a determination by the Member to do so, the Company may indemnify persons who are or were an employee or agent of the Company, or persons who are not or were not employees or agents of the Company but who are or were serving at the request of the Company as a director, manager, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, trust, partnership, joint venture, sole proprietorship, employee benefit plan or other enterprise (collectively, along with any managers, employees, and agents of the Company, such persons are referred to herein as “Corporate Functionaries”) against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (a) any Proceeding, (b) an appeal in such a Proceeding, or (c) any inquiry or investigation that could lead to such a Proceeding, all to the full extent permitted by applicable law. The Company will pay or reimburse to the Member or Manager, and upon a determination by the Member to do so, the Company may pay or reimburse, in advance of the final disposition of the Proceeding, to any person who is or was an employee or agent of the Company all reasonable expenses incurred by such person who was, is or is threatened to be made a named defendant or respondent in a Proceeding to the full extent permitted by applicable law. The rights of indemnification provided for in this Article VI shall be in addition to all rights to which any Corporate Functionary may be entitled under any agreement or vote of the Member or as a matter of law or otherwise.

6.2 Insurance. The Company may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a Corporate Functionary, whether or not the Company would have the power to indemnify him against the liability under the Act or these Regulations; provided, however, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the Member of the Company. Without limiting the power of the Company to procure or maintain any kind of insurance or arrangement, the Company may, for the benefit of persons indemnified by the Company, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnification obligation by grant of any security interest or other lien on the assets of the Company, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Company or its affiliates or with any insurer or other person deemed appropriate by the Member of the Company regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Company. In the absence of fraud, the judgment of the Member of the Company as to the terms and conditions of such insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive, and the insurance or arrangement shall not be voidable and shall not subject the Member approving the insurance or arrangement to liability, on any ground, regardless of whether the Member participating in approving such insurance or other arrangement shall be a beneficiary thereof.

6.3 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each person indemnified pursuant to this Article VI as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

TRANSFERS OF MEMBERSHIP INTEREST AND ADMISSION OF MEMBERS

7.1 Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law, by sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or otherwise, whether, or not for consideration, absolutely or as security or encumbrance. Upon the transfer of the Member’s Membership Interest, the transferee shall be admitted as a Member upon consent of the transferring Member at the time the transfer is completed.

7.2 Admission of Additional Members. The sole Member may admit additional Members and determine the amount of capital contribution(s) and the percentage interest in the Company to be held by such new Member. Upon admission of any new Member, these Regulations shall be amended as shall be agreed by the original Member and the new Member so admitted, and shall provide (among other things) for allocations and distributions of profits and losses between the Members, voting, and other matters deemed appropriate by the Members.

ARTICLE VIII

TAXES

8.1 Disregard of Entity. Pursuant to Treasury Regulations § 301.7701-2(a), the Company shall be disregarded for federal income tax purposes because it has a single Member, and shall be treated as a branch or division of its Member.

8.2 Tax Returns. The Member shall cause to be prepared and filed any necessary federal and state income tax returns for the Company, including reporting the elections described in Section 8.3.

8.3 Tax Elections. The Member of the Company shall make any tax election including, without limitation, whether the Company shall adopt a cash or accrual method of accounting.

ARTICLE IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.1 Maintenance of Books. The Managers shall cause the Company to keep books and records of account and shall keep records of the formal resolutions of the Member and the Managers. The books of account for the Company shall be maintained on a cash or accrual basis (as determined by the Member) in accordance with the terms of these Regulations. The calendar year (or such other year as may be determined by the Member from time to time) shall be the accounting year of the Company.

9.2 Accounts. The Managers shall establish and maintain one or more separate financial institution and/or investment accounts and arrangements for Company funds in the Company name and with financial institutions and firms that the Managers may determine. The Managers may not commingle the Company’s funds with the funds of any Manager; however, Company funds may be invested in a manner the same as or similar to the Manager’s investment of their own funds or investments by their Affiliates.

ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION

10.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(i) the election of the Member to do so; or

(ii) entry of a decree of judicial dissolution of the Company under Article 6.02 of the Act.

10.2 Liquidation and Termination. On dissolution of the Company, the Member shall serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company assets subject to the provisions of these Regulations. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) all remaining assets of the Company shall be distributed to the Member as follows:

(i) the liquidator may sell any or all Company property; and

(ii) the net proceeds of sale of Company property and all Company property that has not been sold shall be distributed to the Member; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, ninety (90) days after the date of the liquidation).

The distribution of cash and/or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete distribution to the Member with respect to his Membership Interest and the Member’s interest in the Company’s property, and constitutes a compromise to which the Member has consented within the meaning of Article 5.02(D) of the Act.

10.3 Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Managers (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of Texas, cancel any other filings made pursuant to Section 2.6, 2.7, and take such other actions as may be necessary to terminate the Company.

ARTICLE XI

GENERAL PROVISIONS

11.1 Offset. Whenever the Company is to pay any sum to the Member, any amounts that Member owes the Company may be deducted from that sum before payment.

11.2 Entire Agreement. These Regulations constitute the entire governing regulations of the Company and supersede all prior governing regulations of the Company, whether oral or written.

11.3 Effect of Waiver or Consent. No waiver of any term or condition of these Regulations or consent to any breach or default hereof shall be enforceable unless it is in writing and signed by the Person against which it is sought to be enforced. A waiver or consent to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

11.4 Amendment. Except for amendments otherwise expressly contemplated herein, these Regulations may be amended or modified from time to time only by the Member.

11.5 Binding Effect. Subject to the restrictions on Dispositions set forth in these Regulations, these Regulations are binding on and inure to the benefit of the Member and its legal representatives, successors, and assigns.

11.6 Governing Law; Severability. THESE REGULATIONS ARE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE

OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THESE REGULATIONS TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of these Regulations and any provision of the Articles or any mandatory provision of the Act, the applicable provision of the Articles or the Act shall control. If any provision of these Regulations or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of these Regulations and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law. In the event the Act is subsequently amended or interpreted in such a way to make any provision of these Regulations that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.7 Further Assurances. In connection with these Regulations and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of these Regulations and those transactions.

11.8 Creditors. None of the provisions of these Regulations shall be for the benefit of or enforceable by any creditor of the Company.

IN WITNESS WHEREOF, the Member and the Company have executed these Regulations as of the date first set forth above.

/s/ E.V. Bonner, Jr.
By:	E.V. Bonner, Jr.
Title:	Officer, SSP Partners, sole member

/s/ E.V. Bonner, Jr.
By:	E.V. Bonner, Jr.
Title:	Manager, SSP BevCo II LLC